Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration No. 333-90206

October 18, 2007
Export Development Canada / Exportation et développement Canada (“EDC”)
U.S. $1,000,000,000 4.500% United States Dollar Bonds due 2012
Final Term Sheet

Issuer:	Export Development Canada / Exportation et développement Canada

Title:	4.500% US Dollar Bonds due October 25, 2012

Ratings:	AAA/Aaa/AAA (S&P, Moodys, DBRS)

Format:	SEC Registered

Size:	$1,000,000,000

Trade Date:	October 18, 2007

Settlement Date:	October 25, 2007

Maturity Date:	October 25, 2012

Callable:	No, unless any change in the laws or regulations of Canada that would require the payment by EDC of additional amounts on the bonds

Interest Payment Dates:	October 25th and April 25th

First Payment Date:	April 25, 2008

Yield to Maturity:	4.620%

Coupon:	4.500%

Price:	99.470%

Day Count:	30/360

Specified Currency:	United States Dollars (“$”)

Minimum Denomination:	$5,000 and increments of $5,000 in excess thereof

Listing:	Luxembourg Euro MTF Market

Status:
The bonds will carry the full faith and credit of Canada. The payment of the principal of and interest on the bonds will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada

Governing Law:	Province of Ontario / Canada

Business Days:	New York, London, Toronto

Representatives:	Citigroup Global Markets Inc., HSBC Bank plc, Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-managers:
BNP Paribas
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
Mizuho International plc
RBC Capital Markets Corporation
Shinkin International Ltd.
TD Securities (USA) LLC

Billing and Delivering:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Cusip #:	CUSIP: 30216BAZ5
ISIN #:	ISIN: US30216BAZ58

Reference Document:	Prospectus Supplement subject to completion, dated October 18, 2007; Prospectus dated June 27, 2002; http://www.sec.gov/Archives/edgar/data/276328/000120621207000274/0001206212-07-000274-index.htm

Legend:	This communication is intended for the sole use of the person to whom it is provided by us.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407 for Citigroup Global Markets Inc., 1-866-811-8049 for HSBC Bank plc, or 1-866-500-5408 for Merrill Lynch, Pierce, Fenner & Smith Incorporated.

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